EXECUTION VERSION

Exhibit 4.1

THIS AGREEMENT AND THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION FROM REGISTRATION.

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”) is made as of March 19, 2019 (the “Effective Date”), between Heritage Global Inc., a Florida corporation (the “Company”), and Napier Park Industrial Asset Acquisition, LP, a Delaware limited partnership (together with its successors and assigns, the “Warrant Holder”).

RECITALS

WHEREAS, Oak Grove Asset Acquisition LP, a Delaware limited partnership (the “Partnership”) was formed as a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del C. § 17), as it may be succeeded or amended from time to time (the “Act”), by the filing of a certificate of limited partnership with the office of the Secretary of the State of Delaware on December 19, 2018;

WHEREAS, the Partnership is governed by that certain Limited Partnership Agreement (the “Partnership Agreement”), dated as of December 19, 2018, by and among the Company, the Warrant Holder, Heritage Global Partners, Inc., a California corporation, and HGPNP, LLC, a Delaware limited liability company;

WHEREAS, the Company’s Articles of Incorporation, as amended, authorizes the issuance of 300,000,000 shares of common stock of the Company, par value of $0.01 per share (the “Common Stock”);

WHEREAS, in order to induce Warrant Holder to enter into the Partnership Agreement and provide capital in accordance with the terms thereof, the Company agreed to issue certain warrants (each a “Warrant”) to purchase shares of Common Stock, on the terms set forth herein

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for other good and lawful consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1Definitions.  When used herein, the following terms shall have the following meanings.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Partnership Agreement.

“Common Stock” is defined in the recitals.

“Cumulative Gross Profit” means a dollar amount equal to the difference between: (i) the sum of (A) the aggregate distributions received by the Company under Section 3.1 of the Partnership Agreement in respect of Transactions, plus (B) the aggregate amount of Distributable Cash retained by the Partnership that the Company would be entitled to receive if such Distributable Cash were actually distributed, minus (ii) the aggregate Capital Contributions made to the Partnership by or on behalf of the Company or any affiliate of the Company.  For clarity, Cumulative Gross Profit can be a negative number and in determining the Cumulative Gross Profit, no sum or amount shall be counted more than once.

“Eligible Market” means the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the NYSE American or, in each case, any successor thereto.

“Exercise Period” is defined in Section 2(b).

“Exercise Price” is defined in Section 2(a).

“Fair Market Value” means, as of any date with respect to any security: (a) if such security is listed or quoted on an Eligible Market, the volume weighted average price of such security (as reported by Bloomberg Financial Markets) for the ten (10) Business Days immediately preceding such date of determination on the Eligible Market that is the principal market for such security; (b) if such security is not listed or quoted on an Eligible Market but is traded over the counter and quoted on a Pink OTC Market or on the OTC Bulletin Board, the average of the last bid prices (as reported by Bloomberg Financial Markets) for such security on all Pink OTC Markets and the OTC Bulletin Board during the thirty (30) day period prior to the date of determination; provided, that if such security is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.  The Fair Market Value (y) of any property and (z) of any security that is not listed on any Eligible Market or traded over the counter and quoted on the Pink OTC Markets or OTC Bulletin Board shall, in each case, be the fair market value as determined jointly by the Board of Directors of the Company and the Warrant Holder; provided, that if the Board of Directors of the Company and the Warrant Holder are unable to agree on the fair market value of such security or other property within a reasonable period of time (not to exceed fourteen (14) days from the Company’s receipt of the Election to Purchase, notification of a dispute under Section 2(c) or the deemed exercise of a Warrant pursuant to Section 2(b), as applicable), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm engaged by the Company and reasonably acceptable to the Warrant Holder.  The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne equally by the Company and the Warrant Holder.

“Holder” means a registered holder of any Warrant, Warrant Certificate or Warrant Share.

“Major Transaction” means a sale of the Company to a third party, whether by direct sale of capital stock, issuance of capital stock, merger, consolidation, other business combination or otherwise, including through a sale of all or substantially all of the Company’s assets following which the Company distributes its assets to its stockholders.  Major Transactions shall include, without limitation, a transaction or series of transactions following which the holders of Common Stock immediately preceding such transaction (or series of transactions) cease to (i) hold at least 50% of the Common Stock or (ii) have the ability to elect at least 50% of the members of the board of directors of the Company.

“Major Transaction Consideration” means, in respect of any Warrant or portion thereof as to which a Holder has delivered a Major Transaction Redemption Notice (as defined below), the amount of cash and other assets and the number of securities or other property of a successor entity or other acquirer in a Major Transaction that would be issuable or payable to such Holder (or, in the case of an asset sale following which the Company distributes its assets to holders of Common Stock, the amount of cash, assets, securities and property distributable to such Holder) if the Warrant were exercised for cash immediately prior to such Major Transaction (or distribution, in the case of an asset sale) with respect to the number of Warrant Shares specified in the Major Transaction Redemption Notice.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Person” means an individual, corporation, partnership, limited liability company, trust or any other entity.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Registrable Securities” means (a) any shares of Common Stock  issued or issuable upon exercise of, or otherwise pursuant to, the Warrants and (b) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to any of the foregoing.

“Registration Period” means the period commencing on the date hereof and ending on the earlier of (i) the date on which all of the Registrable Securities have been sold pursuant to a registration statement filed and declared effective under the Securities Act (a “Registration Statement”) and (ii) assuming all of the Warrants will be exercised for cash), the date on which all of the Registrable Securities (in the opinion of counsel to the Warrant Holders) may be immediately sold to the public without registration or restriction (including without limitation as to volume by each holder thereof), and without compliance with any “current public information” requirement, pursuant to Rule 144 under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Warrant” is defined in the recitals.

“Warrant Certificate” is defined in Section 3.

“Warrant Shares” means the shares of Common Stock issued or issuable upon exercise of the Warrants.

SECTION 2Warrant Threshold.

(a)Issuance.   Unless and until the amount of Cumulative Gross Profit equals $2.5 million (the “Initial Warrant Hurdle”), Warrant Holder shall not be entitled to receive any Warrants.   Following the achievement of the Initial Warrant Hurdle, for each $500,000 increment of additional Cumulative Gross Profit (each, a “Warrant Threshold”) achieved prior to December 19, 2022, Warrant Holder shall be entitled to receive from the Company, and the Company shall issue to Warrant Holder (for no additional consideration), a Warrant to purchase a number of Warrant Shares equal to the quotient obtained by dividing: (i) $71,368.00, by (ii) the Fair Market Value of a share of Common Stock as of the date the applicable Warrant Threshold was achieved (the “Exercise Price”), at a per share price equal to the Exercise Price.

(b)Duration of Warrants.  The Company shall determine (in good faith) whether the Initial Warrant Hurdle and/or a Warrant Threshold has been achieved as soon as practicable following each Determination Date and, in any event, no less frequently than once per calendar quarter. Each Warrant shall be effective from the date the Warrant Threshold requiring the issuance of such Warrant was achieved until the fifth (5th) anniversary of the applicable Issuance Date (as defined below) (with respect to that Warrant, the “Exercise Period”).  Any Warrant not completely exercised prior to the end of its Exercise Period shall expire and cease to be exercisable as of such time and Warrant Holder shall promptly surrender to Company any related Warrant Certificate; provided, however, that any Warrant that has not been exercised in full immediately prior to the expiration of its applicable Exercise Period shall be deemed automatically exercised by the method set forth in Section 6(c) below immediately prior to its expiration to the extent the Fair Market Value of the Warrant Shares is greater than the Exercise Price then in effect.

(c)Successor.

(1)Notwithstanding Section 2(a), if prior to December 19, 2022 (i) the Partnership Agreement terminates for any reason or no reason, and (ii) the Company enters into a Subsequent Financing, then until the later of (y) December 19, 2022, and (z) twelve (12) months after termination of the Partnership Agreement, Warrant Holder shall be entitled to receive twenty-five percent (25%) of the Warrants that would otherwise be due under Section 2(a) calculated using the equivalent of Cumulative Gross Profits that are received by the Company from the Subsequent Financing.

(2)In the event that a Major Transaction occurs, at least fifteen (15) Business Days prior to the consummation of any Major Transaction, the Company shall deliver written notice thereof via electronic mail and overnight courier to each Holder (a “Major Transaction Notice”).  Each Major Transaction Notice shall describe the material terms of the applicable Major Transaction (including the Major Transaction Consideration per Warrant Share and, if the Major Transaction Consideration includes non-cash consideration, the Company’s good faith estimate of the Fair Market Value thereof) and shall be accompanied by any other materials or information furnished or made available to stockholders of the Company in connection with the Major Transaction.  At any time during the period beginning after Holder’s receipt of a Major Transaction Notice and ending five (5) days prior to the consummation of such Major Transaction, Holder may require the Company to redeem all or any portion of this Warrant by delivering written notice thereof (a “Major Transaction Redemption Notice”) to the Company, which Major Transaction Redemption Notice shall indicate the portion of the amount of the Warrant (by reference to the number of Warrant Shares issuable upon an exercise of the Warrant) that Holder is electing to have redeemed. After such redemption, Holder shall be entitled to the Major Transaction Consideration due to such Holder upon the consummation of such Major Transaction that is equal to (x) the Fair Market Value of the Major Transaction Consideration, minus (y) the aggregate Exercise Price for the portion of the Warrant being redeemed, as set forth in the Major Transaction Redemption Notice.  In the event that the consideration payable to stockholders of the Company is payable upon satisfaction of contingencies, or is placed into escrow or retained as a holdback for satisfaction of indemnification or similar obligations in connection with the Major Transaction (collectively, “Additional Amounts”), any additional Major Transaction Consideration attributable to Additional Amounts received by the Company or its stockholders shall be paid to Holder contemporaneously with the payment of such Additional Amounts to the Company or its stockholders, as applicable.

SECTION 3Warrant Certificates.  Each Warrant due in accordance with Section 2 shall be evidenced by a certificate representing such Warrant (each a “Warrant Certificate”) substantially in the form of Exhibit A hereto and dated as of the applicable.  Company shall promptly, and in any event within five (5) Business Days following a determination that a Warrant Threshold has been achieved, issue and deliver to Warrant Holder a Warrant Certificate in respect of each Warrant that becomes due under Section 2.  The “Date of Issuance” in respect of each Warrant shall be the date the Warrant Certificate evidencing such Warrant is delivered to Warrant Holder.

SECTION 4Registration.  The Company shall keep at its principal office a register or registers in which the Company shall record the registrations of the Warrants and the names and addresses of the Holders thereof from time to time and all transfers thereof.  The Company shall number and register the Warrant Certificates in such register as they are issued by the Company.  The Company may deem and treat the registered Holders of the Warrant Certificates as the absolute owners thereof, for all purposes, and the Company shall not be affected by any notice to the contrary.

SECTION 5Legends; Rule 144.

(a)Each Warrant Certificate and each certificate representing Warrant Shares shall, until (i) the Warrants or Warrant Shares represented by such certificates have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) until the Warrants or Warrant Shares may be sold (or have been sold) by the Holder pursuant to Rule 144 under the Securities Act, (iii) a registration statement under the Securities Act covering the sale or resale of the Warrant Shares is declared effective or (iv) until the Company has received an opinion of counsel, which may be counsel to the Holder of such certificate, reasonably satisfactory to the Company, that such legend is not required under the Securities Act, bear a legend in substantially the following form:

THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION FROM REGISTRATION.

(b)For so long as any Warrants remain outstanding or may become issuable hereunder and thereafter until such time as the Holders may sell all of the Warrant Shares without compliance with the public information requirements of Rule 144 under the Securities Act, with a view to making available to the Holders the benefits of Rule 144 or any other similar rule or regulation of the Securities and Exchange Commission (“SEC”) that may at any time permit the Holders to sell securities of the Company to the public without registration, the Company agrees to: (a) make and keep public information available, as those terms are understood and defined in Rule 144; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (c) so long as any of the Holders owns Warrants or Warrant Shares, promptly upon request, furnish to such Investor a written statement by the Company that it has complied with the reporting requirements of the Exchange Act as required for applicable provisions of Rule 144 and such other information as may be reasonably requested to permit such Investor to sell such Registrable Securities pursuant to Rule 144 without registration.

SECTION 6      Warrant Thresholds; Exercise of Warrants

(a) Exercise and Delivery.

(1)Each Holder may exercise, at any time or from time to time, a portion or all of the Warrant represented by its Warrant Certificates by (1) delivering to the Company at its principal office the Form of Election to Purchase, in substantially the form attached hereto as Exhibit B, duly filled in and signed, and (2) paying to the Company the Exercise Price for the number of Warrant Shares in respect of which such Warrants are then being exercised.  Warrants shall be deemed exercised on the date (the “Date of Exercise”) the Form of Election with respect to such number of Warrant Shares is delivered as provided above, and payment of the Exercise Price for such Warrant is received by the Company, and the Warrant Shares in respect of which the Warrant is exercised shall be deemed issued on that date, and the Person in whose name the certificate representing the Warrant Shares is to be issued shall be deemed the Holder of such Warrant Shares as of that date for all purposes; provided, however, that a Holder may elect to condition its exercise of a Warrant upon the consummation of a Major Transaction, in which case such exercise shall be deemed effective immediately prior to (and conditional upon) the consummation of such Major Transaction.  All Warrant Shares will upon issuance be validly issued, fully paid and nonassessable and free of all liens, encumbrances and restrictions (other than restrictions on transfer arising under applicable securities laws).

(2)  Within the standard settlement period for equity trades effected by U.S. broker-dealers after each Date of Exercise (the “Delivery Period”), the Company shall issue and deliver (or cause its transfer agent (the “Transfer Agent”) to issue and deliver) in accordance with the terms hereof to the Holder or its designee that number of Warrant Shares (“Exercise Shares”) for the portion of the Warrant exercised as shall be determined in accordance herewith. Upon the exercise of any Warrant or any part thereof, the Company shall take all reasonable action, to assure that the Transfer Agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations as Holder shall specify at exercise, representing the number of Exercise Shares issuable upon such exercise.  Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue a Warrant Certificate or Warrant Shares to any Person unless such Person is an accredited investor (within the meaning of Regulation D) as of the date such Warrant Certificate is otherwise issuable hereunder or the Date of Exercise in respect of such Warrant Shares, as applicable, it being agreed that, a representation in substantially the form of Section 13(a) shall conclusively evidence such Person’s status as an accredited investor, if evidence thereof is requested by the Company, unless additional evidence is required to be provided by applicable law.

                     (b) Partial Exercise.  Each Warrant shall be exercisable at any time or from time to time during the Exercise Period, at the election of the applicable Holder, either in full or from time to time in part, and if the Warrant is exercised for fewer than all of the Warrant Shares represented by a Warrant Certificate, and provided Holder elects to surrender such Warrant Certificate to the Company, a new Warrant Certificate evidencing the remaining Warrant Shares not exercised will be issued by the Company at the Company’s expense, to the Warrant Holder of such Warrants with all reasonable dispatch.  All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Company.

                    (c) Cashless Exercise.  In addition to the rights of Warrant Holder under the preceding provisions of this Section 6, the Warrant Holder shall have the right, in lieu of paying the Exercise Price in cash, to instruct the Company to reduce the number of shares of Common Stock thereafter eligible to be purchased by Warrant Holder pursuant to Warrants held by it in accordance with the following formula:

  E (M-P)

N =      ------------

     M

where:

N =the number of Warrant Shares to be issued to Warrant Holder

E = the number of Warrant Shares purchasable under the Warrant, or, if only a portion of the Warrant is being exercised, the portion of the Warrant Shares that are then being exercised (and cancelled as of the exercise date);

P =the Exercise Price per Warrant Share, which would otherwise be payable in cash; and

M =the Fair Market Value per Warrant share, determined as of the date of such exercise.

(d)Securities Law Compliance. Notwithstanding any other provisions of this Agreement, in no event may Warrant Holder exercise a Warrant unless the Warrant Shares issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that Warrant Holder’s exercise of the Warrant and the issuance of the Warrant Shares would be exempt from the registration requirements of the Securities Act.  The exercise of the Warrant must also comply with all other applicable laws and regulations governing the Warrant and shares of Common Stock of the Company, and Warrant Holder may not exercise the Warrant if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

SECTION 7Payment of Taxes.  The Company will pay all documentary stamp taxes attributable to the initial issuance of the Warrants or the initial issuance of the Warrant Shares upon the exercise of Warrants; provided, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any certificates for Warrant Shares in a name other than that of the registered Holder of the Warrant Certificate surrendered for exercise of a Warrant, and the Company shall not be required to issue or deliver the items described in Section 6 hereof unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 8Mutilated or Missing Warrant Certificates.  In case any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue in exchange and substitution for, upon surrender of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate.  The new Warrant Certificate shall be dated the date of issue of the mutilated, lost, stolen or destroyed Warrant Certificate.  Applicants for such substitute Warrant Certificates shall also comply with any other reasonable requests of the Company, including, without limitation, in the case of any such loss, theft or destruction, a request to provide an indemnity bond, the form and issuer of which shall be satisfactory to the Company.

SECTION 9Reservation of Warrant Shares.  The Company will at all times reserve and keep available, free from preemptive (and similar) rights and liens, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued shares of Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.

SECTION 10  Adjustment of Number of Warrant Shares.  In order to prevent dilution of the rights granted under this Agreement, the number of Warrant Shares shall be subject to adjustment from time to time as provided in this Section 10.

                        (a) Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time effect a subdivision of the outstanding Common Stock (including by a forward stock split, stock dividend or other similar transaction of such a character that the Common Stock shall be changed into or be exchangeable for a larger number of shares), the Exercise Price in effect immediately before that subdivision for each then-outstanding Warrant shall be decreased, and the number of shares of Common Stock issuable on exercise of the Warrants shall be increased, in each case, in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Company shall at any time or from time to time combine the outstanding shares of Common Stock (including through a reverse stock split or other similar transaction of such a character that the Common Stock shall be changed into or be exchangeable for a smaller number of shares), the Exercise Price in effect immediately before the combination for each then-outstanding Warrant shall be increased, and the number of shares of Common Stock issuable on exercise of the Warrants shall be decreased, in each case, in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

                         (b) Adjustment for Merger or Reorganization, etc.  If there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or other transaction involving the Company, in each case, in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction otherwise covered by this Section 10), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or other transaction, each Warrant shall thereafter be exercisable for, in lieu of the Common Stock into which it was exercisable prior to such event, the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon exercisable of a Warrant immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or other transaction would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions in this Section 10 with respect to the rights and interests thereafter of the Warrant Holder, to the end that the provisions set forth in this Section 10 (including provisions with respect to changes in and other adjustments of the Exercise Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the exercise of the Warrants.

                          (c) Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 10, the Company shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Warrant Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Warrants are exercisable) and showing in detail the facts upon which such adjustment or readjustment is based.

                         (d) Notice of Record Date.  In the event:

(a)the Company shall take a record of the holders of its Common Stock for the purpose of entitling or enabling them to notice of or to vote at a meeting or to receive any dividend or other distribution; or

(b)of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, or any Deemed Liquidation Event (as defined in the Certificate of Incorporation); or

(c)of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Warrant Holder a notice specifying, as the case may be, (i) the record date for such meeting, dividend, distribution or right , and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Common Stock.  Such notice shall be sent at least ten (10) days prior to the earliest of the record date or effective date for the event specified in such notice.

SECTION 11No Dilution or Impairment.  The Company will not, by amendment of its certificate of incorporation or by-laws or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or any Warrant.  Without limiting the generality of the foregoing, the Company (1) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock on the exercise of the Warrants from time to time outstanding, (2) will not take any action which results in any adjustment of the Exercise Price if the total number of Warrant Shares issuable after the action upon the exercise of the Warrant would exceed the total number of shares of Common Stock then authorized and available for the purposes of issue upon such exercise, or would cause the Exercise Price to be less than the par value of the Common Stock and (3) will not increase the par value of the Common Stock above the Exercise Price then in effect.

SECTION 12Fractional Interests.  The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to the Warrant Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Market Price of one Warrant Share on the date on which the Warrant is exercised.

SECTION 13Representations of Warrant Holder.

(a)Accredited Investor. Warrant Holder represents and warrants that Warrant Holder is an accredited investor as that term is defined under Regulation D under the Securities Act, and Warrant Holder has such experience in business and financial matters that Warrant Holder is capable of evaluating the merits and risks of an investment in the Warrant and the Warrant Shares.

(b)Acquisition of Warrant for Personal Account. The Warrant Holder represents and warrants that they are acquiring the Warrant and the Warrant Shares solely for their account and not with a view to or for the sale or distribution of said Warrant or Warrant Shares or any part thereof in violation of the Securities Act.

(c) Securities are Not Registered. The Warrant Holder understands that the Warrant and the Warrant Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the company is to be effected.

(d)Holding Period.  The Warrant Holder recognizes that the Warrant and the Warrant Shares may need to be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Warrant Holder recognizes that the Company has no obligation to register the Warrant or the Warrant Shares under the Securities Act.

(e)Transfer Restrictions.  The Warrant Holder is aware that neither the Warrant nor the Warrant Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, which may under certain circumstances that may not apply to the Warrant Holder include, among other things, the availability of certain current public information about the Company, satisfaction of the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations.  In addition to each other restriction on transfer contained in this Agreement, prior to termination of the Partnership Agreement the Warrant Holder shall not, without the prior written consent of the Company, directly or indirectly assign or otherwise transfer this Agreement or any Warrant or Warrant Certificate to any third-party, including by assignment, operation of law, change of control or otherwise, and any attempt to do so shall be null and void; provided, however, that the Warrant Holder and any other Holder may assign this Agreement, any Warrant and/or any Warrant Certificate, in whole or in part, to an Affiliate of the Warrant Holder or such other Holder, subject to compliance with applicable securities laws.

SECTION 14     No Rights as Stockholders.  Except as expressly set forth in this Agreement (including Section 10 hereof), this Agreement shall not be construed as conferring upon the any Holder of any Warrant or Warrant Certificate, prior to the time of the exercise of such Warrant, the right to vote, to receive dividends or to consent to or receive notice as a holder of Common Stock in respect of any meeting of holders of Common Stock for the election of directors of the Company, or otherwise to enjoy the rights of a holder of Common Stock of the Company.

SECTION 15Termination. This Agreement and each party’s rights and duties under this Agreement shall begin on the Effective Date and shall automatically terminate on December 19, 2022; provided that the rights and duties of each Party under this Agreement shall continue in full force and effect with respect to any Warrant that is outstanding and unexpired as of December 19, 2022, until such Warrant expires in accordance with Section 2(b).

SECTION 16     Notices. All notices and other communications provided for herein shall be in writing and delivered by hand, mailed (registered or certified mail) or sent by email transmission to the parties at their respective mailing and email addresses set forth below:

If to the Company:Heritage Global Inc.

12625 High Bluff Drive, Suite 305

San Diego, CA 92130

Attention: James Sklar, General Counsel

Email: jsklar@hginc.com

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South

Suite 2800

Nashville, TN 37201

Attention: Curtis Capeling

Email:  ccapeling@bassberry.com

If to the Warrant Holder:Napier Park Global Capital (US) LP

280 Park Avenue, 3rd Floor

New York, NY 10017

Attention: General Counsel

Email: legal@napierparkglobal.com

and if to a Holder other than the Warrant Holder, to its address shown from time to time on the register maintained by the Company pursuant to Section 4.  The address of the Company, the Warrant Holder or any other Holder for the purposes of such notice may be changed from time to time by a similar notice to be effective ten (10) days after such change is supplied.

SECTION 17Amendments and Waivers.  No Amendment or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by each party to this Agreement.

SECTION 18Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or Warrant Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 19Benefits of this Agreement.  Except as set forth in Section 6(e), nothing in this Agreement shall be construed to give to any Person other than the Company, Warrant Holder and the registered Holders of the Warrants any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, Warrant Holder and the registered Holders of the Warrants.

SECTION 20Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  A facsimile copy or a copy sent in portable document format (PDF) by email or otherwise or any electronic signature of any nature shall be deemed to be the functional equivalent of a manually executed original for all purposes.

SECTION 21Entire Agreement.  This Agreement and the Partnership Agreement embody the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof; provided, in the event of any conflict between the terms of this Agreement and the Partnership Agreement, the terms of this Agreement will control.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

SECTION 22Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction because of the conflict of such provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative, legal and enforceable to the maximum extent permitted in such jurisdiction or in such case.

SECTION 23Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware without reference to the conflicts of law provisions or principles thereof.

SECTION 24Piggyback Registration Right.   If at any time prior to the expiration of the Registration Period the Company shall determine (i) to file with the Securities and Exchange Commission a Registration Statement relating to an offering for its own account or for the account of any other holder of its equity securities (other than securities being registered on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), and/or (ii) otherwise to effect an underwritten offering of any securities of the Company of a type included in a then effective Registration Statement, the Company shall send to each Holder written notice of such determination and, if within fifteen (15) days after the date such notice is given, a Holder shall so request in writing, the Company shall include in such Registration Statement and/or include in such underwritten offering, as applicable, all or any part of such Holder’s Registrable Securities that the Holder requests to be registered and/or included in the underwritten offering, as applicable, except that if, in connection with any underwritten offering for the account of the Company, the managing underwriter(s) thereof shall impose a limitation on the number of Registrable Securities which may be included in such offering because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such underwritten offering only such limited portion of the Registrable Securities with respect to which the Holder has requested inclusion hereunder as the underwriter(s) shall permit.   In connection with the exercise of the foregoing registration rights, the Company and each Holder electing to participate in such registration shall enter into customary indemnification agreements with respect to the accuracy of information contained in or, in the case of the indemnity to be provided by each such Holder, provided specifically for inclusion in, the applicable Registration Statement.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the Effective Date.

COMPANY: Heritage Global Inc. By:/s/ James Sklar Name: ________________________ Title: __EVP & General Counsel___
WARRANT HOLDER: Napier Park Industrial Asset Acquisition, LP By:/s/ Jeffrey Traum Name: ________________________ Title: _________________________

[Signature page to Warrant Agreement]

EXHIBIT A

THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION FROM REGISTRATION.

No. [________]

Warrant Certificate

_______________________________________

This Warrant Certificate certifies that Napier Park Industrial Asset Acquisition, LP, a Delaware limited partnership, is the holder of a warrant (the “Warrant”) to purchase [________] ([________]) shares of Common Stock (the “Common Stock”), of Heritage Global Inc., a Delaware corporation (the “Company”).  The Warrant entitles the holder, upon exercise, to receive from the Company, if exercised during the Exercise Period, that number of fully paid and nonassessable shares of Common Stock (each, a “Warrant Share”) as noted above, at the exercise price (the “Exercise Price”) of $[___] per share of Common Stock, payable as provided in the Warrant Agreement (defined below), upon surrender of this Warrant Certificate and payment of the Exercise Price at the principal office of the Company, subject to the conditions set forth herein and in the Warrant Agreement.  The number of Warrant Shares issuable upon the exercise or partial exercise of the Warrant is subject to adjustment, as provided in the Warrant Agreement.

The Warrant evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants of the Company and are issued or to be issued pursuant to a Warrant Agreement dated as of March 19, 2019 (the “Warrant Agreement”), between the Company and the Warrant Holder (as defined therein) party thereto.  The Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitations, obligations, duties and immunities thereunder of the Company and the Holders (the words “Holders” or “Holder” meaning the registered holders or holder of the Warrant).  A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company.

All issues and questions concerning the construction, validity, interpretation and enforcement of this Warrant Certificate shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

[Signature Page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed.

HERITAGE GLOBAL INC.

Dated:_______By:_____________________________

Name:

Title:

EXHIBIT B

FORM OF ELECTION TO PURCHASE

Dated: ____________

The undersigned, being duly authorized, hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ___________________ shares of Common Stock and:

Check the applicable box:

🗌  hereby makes payment of $_________ in payment of the Exercise Price thereof or,

🗌 elects to exercise this Warrant as a cashless exercise, in accordance with Section 6(c) of the Warrant Agreement.

The undersigned represents that:

(i) if this Form of Election to Purchase relates to an exercise in which the Exercise Price is being paid in cash, the aforesaid shares of Common Stock are being acquired for the account of the undersigned and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act of 1933, as amended.   ;

(ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company;

(iii) the undersigned is experienced in making investments of this type and has such knowledge and background in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment and protecting the undersigned’s own interests;

(v) if this Form of Election to Purchase relates to an exercise in which the Exercise Price is being paid in cash, the undersigned understands that if the aforementioned shares of Common Stock have not been registered under the Securities Act, such shares may need to be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available;

(vi) the undersigned is aware that the aforesaid shares of Common Stock may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met; and

(vii) the undersigned agrees not to make any disposition of all or any part of the aforesaid shares of Common Stock unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or the undersigned has provided the Company with an opinion of counsel satisfactory to the Company, stating that such registration is not required.

*     *     *     *     *

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name: ___________________________________

              (please typewrite or print in block letters)

Address: _________________________________

   _________________________________
   _________________________________

Signature/ Title_________________________________________
Note: The signature must conform in all
respects to the name of the holder
as specified on the face of this
Warrant Certificate.

__________________________________

Taxpayer Identification Number of holder

__________________________________

Signature Guarantee